Exhibit 5. Trust Code of Ethics Adopted Under Rule 17j-1

North Square Investment Trust (the “Trust”) and each of its series (the “Funds”) has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws.

I.	Statement of General Principles.

Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code:

1.	The interests of the funds must always be paramount. Access Persons have a legal, fiduciary duty to place the interests of the Funds ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of Trust.

2.	Access Persons may not take advantage of their relationship with the Funds. Access Persons should avoid any situation (unusual investment opportunities, perquisites and accepting gifts of more than token value from persons seeking to do business with the Funds) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Funds.

3.	All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest. Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Funds, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duty to the Funds.

4.	Access Persons must comply with all applicable laws. In both work-related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer or his designee. Failure to do so will be deemed a violation of the Code.

II.	Definitions.

(1)          “Access Person” shall mean (i) each trustee or officer of the Trust or its investment adviser or sub-advisers, (ii) each employee of the Trust or the Advisers (or of any company in a control relationship to the Trust or the Advisers) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Funds , or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a control relationship to the Trust or the Advisers who obtains information concerning recommendations made to or by the Funds with respect to the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) each director, officer or general partner of any principal underwriter for the Funds, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund(s), or whose functions relate to the making of recommendations regarding securities to the Fund(s); and (v) any natural person in a control relationship with a Fund or any of the Funds’ advisers or sub-advisers who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

(2)          “Adviser” means an investment adviser and/or sub-adviser to a series of the Trust.

(3)          “Alternative Code” means a code of ethics adopted by a service provider of the Trust.

(4)          “Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

(5)          “Chief Compliance Officer” means the Chief Compliance Officer of the Trust.

(6)          “Code” means this Code of Ethics for the Trust.

(7)          “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(8)          “Covered Security” means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, (iii) shares issued by a non-Trust open-end mutual fund and (iv) shares issued by a unit investment trust that are invested exclusively in one or more open-end investment companies.

(9)          “Decision Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding recommendations on the purchase or sale of a security by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Decision Making Access Persons are Adviser personnel.

(10)        “Fund” means each series of the Trust.

(11)        “Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(12)        “Initial Public Offering” (“IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(13)        “Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

(14)        “Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

(15)        “Portfolio Manager” means an individual who is involved in making the purchase or sale decisions of securities for a Fund.

(16)        “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

(17)        “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security. A Security shall be deemed “being considered for Purchase or Sale” for the Trust when a recommendation to purchase or sell has been made and communicated by a Decision-Making Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(18)        “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares issued by registered, open-end mutual funds (other than ETFs) and high quality short-term debt instruments, including repurchase agreements.

(19)         A Security “held or to be acquired” by any Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by any Fund, or (ii) is being or has been considered by a Fund’s Adviser for purchase by a Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(20)         A Security is “being purchased or sold” by the Funds from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Funds until the time when such program has been fully completed or terminated.

(21)        “Trust” means North Square Investments Trust.

III.	Prohibited Actions and Activities.

(1)          No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any of the Funds:

(A)	employ any device, scheme or artifice to defraud the Trust;

(B)	make to such Fund any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	engage in any act, practice or course of business which would operate as a fraud or deceit upon the Trust; or

(D)	engage in any manipulative practice with respect to the Trust.

(2)          No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;

(A)	is being considered for purchase or sale by a Fund, or

(B)	is being purchased or sold by a Fund.

(3)          Decision-Making Access Persons may not participate in any initial public offering of Covered Securities in any account over which they exercise Beneficial Ownership. All other Access Persons must obtain prior written authorization from the Chief Compliance Officer or his designee prior to such participation.

(4)          No Access Person, with the exception of the Independent Trustees, may purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a private placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer or his designee.

(5)          Access Persons may not accept any fee, commission, gift, entertainment, or services, other than de minimus gifts or entertainment, from any single person or entity that does business with, on behalf of, or in hoping to do business with the Trust. An Access Person of the Trust who is also an Access Person of the Trust’s principal underwriter or any of its affiliates which provide services to the Trust, or an Access Person of an Adviser will be subject to the applicable gift and gratuities policies of the Alternative Code of the Fund’s principal underwriter or of a Fund’s Adviser, as applicable.

(6)          Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the applicable Chief Compliance Officer or their designee based upon a determination that such service would be consistent with the interests of the Trust. If such service is authorized, procedures will then be put in place to isolate such Decision-Making Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Trust.

Advanced notice should be given so that the Trust or Advisers may take such action concerning the conflict as deemed appropriate by the applicable Chief Compliance Officer or their designee.

(7)          Decision-Making Access Person may not execute a Personal Securities Transaction involving a Covered Security without authorization of the applicable Chief Compliance Officer or such persons who may be designated by the Chief Compliance Officer from time to time provided it is permitted under the Alternative Code of Ethics. The Chief Compliance Officer or their designee may restrict purchases of Covered Securities pursuant to the Alternative Code of Ethics.

IV.	Exempted Transactions

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

●	Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

●	Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);

●	Purchase of Securities made as part of automatic dividend reinvestment plans;

●	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

●	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

V.	Preclearance of Personal Securities Transactions

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction involving, as defined in the Securities Act of 1933, an Initial Public Offering (IPO) or a Limited Offering must obtain prior authorization of any such Personal Securities Transaction from the applicable Chief Compliance Officer or such person or persons that the applicable Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Chief Compliance Officer shall require prior authorization from the applicable Alternative Code designee, who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. The Trust shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

If a Decision-Making Access Person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by a Fund, he or she should consult with the applicable Chief Compliance Officer or their designee.

VI.	Reporting and Monitoring Obligations.

The Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate shall monitor all personal trading activity, and other activities covered by this Code, of all Access Persons pursuant to the procedures established under this Code. An Access Person of the Trust who is also an Access Person of the Trust’s principal underwriter or their affiliates or an Access Person of a Fund’s Adviser or any other service provider may submit reports required by this Section on forms prescribed by the Alternative Code of Ethics of such principal underwriter, Adviser, or any other service provider provided that such forms comply with the requirements of Rule 17j-1(d)(1) of the 1940 Act.

An Access Person need not make an Initial Holdings, Quarterly Transaction Report, or Annual Holdings Report under this Code of Ethics if all of the information required in such reports would duplicate information (1) contained in broker trade confirmations or account statements received by the Trust, the Adviser, principal underwriter, or any other service provider with respect to the Access Person in the time period required by this Code of Ethics, (2) contained in similar reports filed with the Adviser, principal underwriter or any other service provider with respect to the Access Person in the time period required by this Code of Ethics, or (3) required to be recorded under Rule 204-2(a)(12) under the Investment Advisers Act of 1940, as amended.

(1)	Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or at the commencement of a relationship with the Trust, all Access Persons, except Independent Trustees, are required to submit to the applicable Chief Compliance Officer or his or her designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an

Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the respective Chief Compliance Officer or his designee must be notified immediately.

The information required by the above paragraph must be provided to the respective Chief Compliance Officer or his or her designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the respective Chief Compliance Officer or his designee.

(2)	Initial Holdings Report

Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees, must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership. This report must state the date on which it is submitted.

(3)	Annual Holdings Reports

All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.

(4)	Quarterly Transaction Reports

All Access Persons shall report to the respective Chief Compliance Officer or his designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected; and

●	The name of the broker, dealer, or bank with or through whom the transaction was effected.

●	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Covered Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund.

VII.	Enforcement and Penalties.

The applicable Chief Compliance Officer or their designee shall review the transaction information supplied by Access Persons. If a transaction appears to be a violation of this Code, the transaction will be reported to the Trust Board of Trustees.

Upon being informed of a violation of this Code, the Trust Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Trust shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.

VIII.	Alternative Code of Ethics of Advisers, Principal Underwriters or Their Affiliates.

Each Adviser and principal underwriter of the Trust or their affiliates shall:

(1)          Submit to the Board of Trustees of the Trust a copy of its Alternative Code of Ethics adopted pursuant to Rule 17j-1;

(2)          Promptly report to the Trust in writing any material amendments to such Alternative Code of Ethics;

(3)          Promptly furnish to the Trust upon request copies of any reports made pursuant to such Alternative Code by any person who is an Access Person as to the Trust; and

(4)          Shall immediately furnish to the Trust, without request, all material information regarding any violation of such Alternative Code by any person who is an Access Person as to the Trust.

VIII.	Annual Written Report to the Board.

No less frequently than annually, the Trust and its investment advisers and principal underwriters must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

(A)  Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

IX.	Records.

The Trust, each Adviser and each principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in Rule 17j-1(f) under the 1940 Act, and must make these records available to the Securities and Exchange Commission (the “Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)          A copy of this Code and any other code that is in effect, or at any time within the past five years was in effect, shall be preserved in an easily accessible place;

(2)          A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)          A copy of each report made by an Access Person pursuant to this Code shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)          A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, shall be maintained in an easily accessible place; and

(5)          A copy of each annual report to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Each Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Decision Making Access Persons of Securities in an IPO or a Private Placement, for at least five years after the end of the fiscal year in which the approval is granted.

X.	Miscellaneous

(1)          Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential.

(2)          Interpretation of Provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)          Periodic Review and Reporting. The Chief Compliance Officer shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.